Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of this 3rd day of November 2016 (the “Effective Date”), between MID PENN BANCORP, INC., a Pennsylvania business corporation (the “Corporation”), MID PENN BANK, a state-chartered commercial bank (the “Bank”), and RORY G. RITRIEVI, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, the Corporation, the Bank, and Executive desire to enter into an agreement providing for the terms of Executive’s continued employment with the Corporation and the Bank.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.  Employment.  The Corporation and the Bank each hereby employs Executive and Executive hereby accepts employment with the Corporation and the Bank, on the terms and conditions set forth in this Agreement.

2.  Duties of Employee.  Executive shall serve as Chief Executive Officer and President of the Corporation and the Bank, reporting to the Board of Directors of the Corporation (the “Board”) and the Bank (the “Bank Board”), respectively, and shall have such powers and duties as may from time to time be reasonably prescribed by the Board and the Bank Board, provided such powers and duties are consistent with Executive’s position as a senior executive officer of the Corporation and the Bank.  During the Employment Period (as defined in Section 3 of this Agreement) Executive shall serve on the Bank Board, and the Corporation shall re-nominate Executive for election to the Board and shall recommend such election to shareholders, for any annual meeting of shareholders of the Corporation at which the class of directors in which Executive is serving will be elected. Executive shall devote his full time, attention and energies to the business of the Corporation and the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non‑profit association or corporation, or (c) being involved in any other business activity with the prior approval of the Board and the Bank Board.  Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation or the Bank, nor may Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation or the Bank.

3.  Term of Agreement.

(a)  Employment Period.  This Agreement shall be for a period (the “Employment Period”) beginning on the Effective Date, and if not previously terminated pursuant to the terms of this Agreement, ending on the date that is three (3) year subsequent thereto; provided, however, that on the first and each subsequent annual anniversary date of this Agreement, and unless a party has given the other party written notice at least sixty (60) days prior to such anniversary date that such party does not agree to renew this Agreement, the term of this Agreement and the Employment Period shall be deemed renewed for a term ending three (3) years subsequent to such anniversary date.

(b)  Notwithstanding anything herein contained to the contrary, nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement upon such terms as the Board and Executive may mutually agree.

(c)  Termination for Cause.  Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by the Corporation or the Bank for Cause (as defined herein).  As used in this Agreement, “Cause” shall mean any of the following:

(i)  willful act of material dishonesty with respect to any material matter involving the Corporation or the Bank;

(ii)  theft or material misuse of Corporation or Bank property;

(iii)  willful violation of any material law or regulation applicable to the Corporation or the Bank or any subsidiary thereof;

(iv)  willful violation of the Corporation’s or the Bank’s material written policies or procedures; or

(v)  conviction of, or plea of guilty or nolo contendere to, a felony, any criminal charge involving moral turpitude, or illegal substance abuse.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that:

(i)  the Bank shall pay to Executive the unpaid portion, if any, of his Annual Base Salary and any accrued but unused vacation and personal days through the date of termination; and

(ii)  the Bank shall provide to Executive such post‑employment benefits, if any, as may be provided for under the terms of the employee benefit plans of the Bank then in effect, provided that the cost to the Bank of such post‑employment benefits shall not exceed an amount equal to one year of Executive’s Annual Base Salary.

(d)  Death.  Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) the Bank shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of his Annual Base Salary through date of death and (ii) the Bank shall provide to Executive’s dependents any benefits due under the Bank’s employee benefit plans.

(e)  Disability.  Executive, the Corporation and the Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, and becomes eligible for employer‑provided short‑term and/or long‑term disability benefits, or worker’s compensation benefits, then the Bank’s obligation to pay Executive his Annual Base Salary shall be reduced by the amount of the disability or worker’s compensation benefits received by Executive.

Executive, the Corporation, and the Bank agree that if, in the judgment of the Board, Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full‑time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, the Corporation and the Bank will suffer an undue hardship in continuing Executive’s employment as set forth in this agreement.  Accordingly, this Agreement shall terminate at the end of the six‑month period, and all of Executive’s rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Bank’s employee benefit plans.

(f)  Resignation from Board of Directors.  In the event Executive’s employment under this Agreement is terminated for any reason, if applicable, Executive’s service as a Director of the Corporation, the Bank, and any affiliate or subsidiary thereof shall immediately terminate.  This Section 3(f) shall constitute a resignation notice for such purposes.

4.  Employment Period Compensation, Benefits and Expenses.

(a)  Annual Base Salary.  For services performed by Executive under this Agreement, the Bank shall pay Executive an annual base salary during the Employment Period at the rate of $360,488.00 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank (the “Annual Base Salary”).  The Annual Base Salary shall be reviewed annually by the Board or the Bank Board and either may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases.  In reviewing adjustments to Annual Base Salary, the Board or the Bank Board shall consider relevant market data regarding executive salaries at peer financial institutions and the performance of the Corporation and the Bank under Executive’s leadership.

(b)  Bonus.  The Executive shall participate in any short‑term performance plan generally made available to executives of the Corporation or Bank..

(c)  Vacations, Holidays, Etc.  During the term of this Agreement, Executive shall be entitled to be paid annual vacation in accordance with the policies as established from time to time by the Bank Board.  Executive shall also be entitled to all paid holidays, sick days and personal days provided by the Bank to its regular full‑time employees and senior executive officers.

(d)  Stock Based Incentives.  During the term of this Agreement, Executive shall be entitled to such stock based incentives as may be granted from time to time by the Board under the Corporation’s stock based incentive plans and as are consistent with Executive’s responsibilities and performance.

(e)  Supplemental Executive Retirement Plan.  During the term of this Agreement, Executive shall be eligible to participate in a supplemental executive retirement plan under the terms and conditions as determined by the Bank Board.

(f)  Employee Benefit Plans.  During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the eligibility and terms of each such plan, until such time that the Bank Board authorizes a change in such benefits.  Corporation and Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of Corporation and Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of Corporation and Bank.  Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

(g)  Perquisites and Business Expenses.  During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all customary and usual expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Corporation or the Bank in accordance with industry practice for its senior executive officers.

(h)  Automobile.  During the term of this Agreement, Executive shall be entitled to use of a company automobile in accordance with the automobile policy as established from time to time by the Corporation or the Bank.

5.  Rights in Event of Termination of Employment.

(a)  If Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause (other than for death or Disability), Executive shall be entitled to receive the compensation set forth below:

(i)  Executive shall be paid severance equal to continuation of Executive’s Annual Base Salary for the greater of (A) the remaining term of the Employment Period determined as of Executive’s termination of employment or (B) six (6) months. Such amount shall be paid in accordance with the Bank’s payroll practices commencing with the first payroll date following Executive’s termination of employment.  The amount shall be subject to federal, state and local tax withholdings.

(ii)  In addition, through the end of the period that Executive is receiving severance pursuant to Section 5(a)(i), or until Executive is eligible for substantially similar benefits through other employment, whichever shall first occur, Executive shall be permitted to continue participation in, and the Bank shall maintain the same level of contribution for,

Executive’s participation in the Bank’s life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the after-tax cost to Executive of obtaining such benefits (or substantially similar benefits).

(b)  Executive shall not be required to mitigate the amount of any payment provided for in Section 5(a)(i) by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in Section 5(a)(i) be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c)  In addition to the payments and benefits provided under Section 5(a), if Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause (other than for death or Disability), Executive may elect with respect to any automobile made available to him by the Bank to (i) in the case of a vehicle owned by the Bank, purchase such vehicle for a cash price equal to then-applicable wholesale value as published by Kelly Blue Book or a similar service reasonably identified by the Bank, or (ii) in the case of a vehicle leased by the Bank on conventional terms, assume the lease for the vehicle (provided that assumption is permitted by the lessor) or (iii) return such vehicle to the Bank without any liability of any kind whatsoever to the Executive in respect of future liabilities related to such vehicle.

6.  Covenant Not to Compete; Nonsolicitation; Confidential Information; Nondisparagement.

(a)  The Executive agrees that Executive shall not at any time, except in performance of Executive’s obligations to the Corporation and the Bank or with the prior written consent of the Corporation or the Bank, directly or indirectly, reveal to any “Person” (as defined in Section 3(9) of the Employee Retirement Income Security Act of 1974, as amended) (other than the Corporation, the Bank, or their employees, officers, directors, shareholders, or agents) or use for the Executive’s own benefit any information deemed to be confidential by the Corporation, the Bank or any of their subsidiaries or affiliates (such subsidiaries and affiliates, collectively “Affiliates”) (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business affairs of the Corporation, the Bank or any of their Affiliates, including, without limitation, any information concerning past, present, or prospective customers, marketing, operating, or financial data, or other confidential information used by, or useful to, the Corporation, the Bank or any of their Affiliates and known (whether or not known with the knowledge and permission of the Corporation, the Bank or any of their Affiliates and whether or not at any time prior to the Effective Date developed, devised, or otherwise created in whole or in part by Executive’s efforts) to Executive by reason of Executive’s employment by, shareholdings in or other association with the Corporation, the Bank or any of their Affiliates.  Executive further agrees that Executive will retain all copies and extracts of any written or electronic Confidential Information acquired or developed by Executive during any such employment, shareholding, or association in trust for the sole benefit of the Corporation, the Bank, their Affiliates, and their successors and assigns.  Executive further agrees that Executive will not, without the prior written consent of the Corporation or the Bank, remove or take from the Corporation’s, the Banks’s or any of their Affiliate’s premises (or if previously removed or taken, Executive will promptly return) any written or electronic Confidential Information or any copies or extracts thereof.  Upon the request and at the expense of the Corporation or the Bank, Executive will promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Corporation, the Bank and their Affiliates, fully and completely, all rights created or contemplated by this Section 6(a).  The term “Confidential Information” will not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, Executive.  Executive’s agreements set forth in this Section 6(a) regarding Confidential Information are independent of, and in addition to, Executive’s agreements set forth in the rest of Section 6 and will not be construed either to enlarge or to contract the scope of such other agreements.

(b)  Executive agrees with the Corporation and the Bank that, for so long as Executive is employed by the Corporation or the Bank or any of their Affiliates and, for the twelve (12) month period after a termination of employment voluntarily by the Executive or by the Corporation or the Bank for Cause, each prior to a Change in Control (as defined below), Executive will not, without the prior written consent of the Corporation or the Bank, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other Person, become involved in a Competing Business (as defined below) in any county in the Commonwealth of Pennsylvania in which the Corporation, the Bank or any of their Affiliates has maintained a branch or other office during the period of Executive’s employment.  This Section 6(b) will not be violated, however, by Executive’s investment of up to $100,000 in the aggregate in one or several publicly-traded companies that engage in a Competing Business.

(c)  As a separate and independent covenant, Executive agrees with the Corporation and the Bank that, for so long as Executive is employed by the Corporation, the Bank or any of their Affiliates and, for the twelve (12) month period after a termination of employment for any reason (whether prior to or after a Change in Control), Executive will not in any way, directly or indirectly (except in the course of Executive’s employment with the Corporation, the Bank and their Affiliates), for the purpose of conducting or engaging in any Competing Business, call upon, solicit, or advise, any Person who is, or was, during the then most recent 12-month period, a customer of the Corporation, the Bank or any of their Affiliates, or take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage, or affairs of the Corporation, the Bank or any of their Affiliates, or hire or attempt to hire, or otherwise engage or attempt to engage as an independent contractor or otherwise any Person who is, or was during the then most recent 12-month period, an employee, officer, representative, or agent of the Corporation, the Bank or any of their Affiliates, or solicit, induce, or attempt to solicit or induce any Person who is an employee, officer, representative, or agent of the Corporation, the Bank or any of their Affiliates to leave the employ of the Corporation, the Bank or any of their Affiliates or cease their business relationship with Corporation, the Bank or any of their Affiliates (as the case may be), or violate the terms of their contracts, or any employment arrangements, with the Corporation, the Bank or any of their Affiliates.

(d)  For purposes of this Section 6, a “Competing Business” means a business or enterprise (other than the Corporation, the Bank and their Affiliates) that is engaged in the commercial banking, financial services or investment, insurance or any similar financial services-related business in which the Corporation, the Bank or any of their Affiliates is engaged.

(e)  For purposes of this Section 6, a “Change in Control” means, a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as determined pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance thereunder.

(f)  Executive confirms that all Confidential Information is and will remain the exclusive property of the Corporation, the Bank and their Affiliates.  All business records, papers, and documents kept or made by Executive relating to the business of the Corporation and the Bank will be and remain the property of the Corporation, the Bank and their Affiliates.

(g)  Executive agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of the Corporation, the Bank or any of their Affiliates, or any of its or their employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them.  Subject to the provisions of this Agreement, nothing in this Section 6(g) will preclude Executive from fulfilling any duty or obligation that Executive may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation; or from taking any reasonable actions to enforce Executive’s rights under this Agreement.

(h)  Without intending to limit the remedies available to the Corporation, the Bank and their Affiliates, Executive agrees that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Corporation, the Bank or their Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Corporation, the Bank and their Affiliates will be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6.  Such injunctive relief in any court will be available to the Corporation, the Bank and their Affiliates in lieu of, or prior to or pending determination in, any arbitration proceeding.

(i)  Although Executive and the Corporation and the Bank consider the restrictions contained in this Section 6 to be the minimum restriction reasonable for the purposes of preserving the Corporation’s and the Bank’s goodwill and other proprietary rights, if a final determination is made by a court that the time or territory, or any other restriction contained in this Section 6 is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of this Section 6 will not be rendered void, but will be deemed amended to apply as to such maximum time and territory and to such other extent as the court may determine to be reasonable.

(j)  Notwithstanding anything to the contrary in Section 5, in the event that Executive breaches any of the covenants contained in this Section 6:

(i)  Any remaining payments or benefits to be provided under Section 5 will not be paid or will cease immediately upon such breach; and

(ii)  The Corporation and the Bank will be entitled to the immediate repayment of all payments and benefits provided under Section 5.

(k)  Executive agrees that the covenants contained in this Section 6 may be assigned by the Corporation and the Bank, as needed, to affect its purpose and intent and that the Corporation’s or the Bank’s assignee will be entitled to the full benefit of the restrictions enjoyed by the Corporation and the Bank under the terms of these covenants.

7.  Requirement of Release; Cessation and Recovery on Competition.  Notwithstanding anything herein to the contrary, Executive’s entitlement to any payments under Section 5 shall be contingent upon Executive’s prior agreement with and signature to a complete release agreement in the form as mutually agreed by the parties.  Such release agreement shall be executed, if at all, and the applicable payments and benefits contingent upon the execution of such agreement shall be provided or commence being provided, if at all, within sixty (60) days following the date of termination; provided, however, that if such sixty (60) day period begins in one taxable year and ends in a second taxable year, the payments and benefits will be provided or commence being provided, if at all, in the second taxable year.  The form of such release agreement is attached hereto as Exhibit A and incorporated herein by reference.

8.  Notices.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified U.S. mail, postage prepaid with return receipt requested, and by regular U.S. mail, postage prepaid, to Executive’s address, in the case of notices to Executive, and to the principal executive office of the Corporation, in the case of notice to the Corporation or the Bank.

9.  Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.  Assignment.  This Agreement shall not be assignable by any party, except by the Bank and the Corporation to any successor in interest to its business.

11.  Integration.  In the event (i) Executive is a party to an agreement with the Corporation and/or the Bank providing for compensation and/or benefits in the event Executive’s employment terminates following a change in control of the Corporation and/or the Bank (a “Change in Control Agreement”), (ii) Executive becomes entitled to such compensation and/or benefits and (iii) Executive becomes entitled to the compensation and benefits under Section 5, then the compensation and/or benefits payable to Executive under the Change in Control

Agreement shall offset any compensation and/or benefits payable to Executive pursuant to Section 5. Except as provided under a Change in Control Agreement, this Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter.

12.  Successors; Binding Agreement.

(a)  The Corporation and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and the Bank would be required to perform it if no such succession had taken place.  As used in this Agreement, “Corporation” and “Bank” shall mean the Corporation and the Bank as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees.  If Executive should die following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

13.  Legal Expenses; Indemnification.

(a)  In the event that a party to this Agreement is required to commence litigation to obtain or enforce any right or benefit of such party under this Agreement, such party shall be entitled to reimbursement from the other party for fees and costs reasonably incurred by such party in such litigation to the extent that such party is the prevailing party in such litigation.

(b)  The Bank shall indemnify Executive against payment of any claims arising out of or in connection with any business of the Bank or the Corporation, and against payment of any costs reasonably incurred by Executive in defending against any such claims, to the fullest extent permitted by law and by the articles of incorporation and bylaws of the Corporation and the Bank.

14.  Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.  Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

16.  Headings.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

17.  Limitations on Payments.

(a)  Notwithstanding anything in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive (which the parties agree will not include any portion of payments allocated to the non‑compete provisions of Section 6 which are classified as payments of reasonable compensation for purposes of Section 280G of the Code), when added to all other amounts and benefits payable to or on behalf of Executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition.  The Executive may designate which amounts or payments shall be reduced (provided that such designation shall comply with the requirements of Section 409A of the Code).  All calculations required to be made under this subsection will be made by the Corporation’s independent public accountants, subject to the right of Executive’s representative to review the same.  The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(b)  All payments made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder.

18.  Recovery of Bonuses and Incentive Compensation.  Notwithstanding anything in this Agreement to the contrary, all bonuses and incentive compensation, but not Annual Base Salary or payments due Executive under Section 5, paid hereunder (whether in equity or in cash) shall be subject to recovery by the Corporation or the Bank in the event that such bonuses or incentive compensation are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria; provided that a determination as to the recovery of a bonus or incentive compensation shall be made within twenty‑four (24) months following the date such bonus or incentive compensation was paid.  In the event that the Board or the Bank Board determines that a bonus or incentive compensation payment to Executive is recoverable, Executive shall reimburse all or a portion of such bonus or incentive compensation, to the fullest extent permitted by law, as soon as practicable following written notice to Executive by the Corporation or the Bank of the same.

19.  Application of Code Section 409A.

(a)  Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A‑1(h) or any successor thereto.  In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A‑1(h)), or (ii) the date of Executive’s death (the “Delay Period”).  Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Bank shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within ten (10) days after the conclusion of such Delay Period.

(b)  Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in‑kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in‑kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in‑kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in‑kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in‑kind benefits be subject to liquidation or exchange for another benefit.

(c)  Any payments made pursuant to Section 5, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A‑2(b)(2) and thus payable pursuant to the “short‑term deferral” rule set forth in Treas. Reg. §1.409A‑1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A‑2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A‑1(b)(9)(iii), to the maximum extent permitted by said provision.

(d)  To the extent it is determined that any benefits described in Section 5(a)(ii) are taxable to Executive, they are intended to be payable pursuant to Treas. Reg. §1.409A‑1(b)(9)(v), to the maximum extent permitted by said provision.

20.  Limitation on Golden Parachute Payments.  Notwithstanding anything in this Agreement to the contrary, the obligation to make payment of any severance benefits as provided herein (including, without limitation, any payments due Executive under Section 5, and, to the extent incurred after termination, legal fees and expenses covered by Section 13) is conditioned upon compliance with applicable law, including 12 C.F.R. Part 359.  In addition, Executive covenants and agrees that the Corporation and the Bank and their successors and assigns shall have the right to demand the return of any “golden parachute payments” (as defined in 12 C.F.R. Part 359) in the event that any of them obtain information indicating that Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses contained in 12 C.F.R. §359.4(a)(4), and Executive shall promptly return any such “golden parachute payment” upon such demand.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ATTEST:	MID PENN BANCORP, INC.

By:
Secretary

ATTEST:	MID PENN BANK

By:
Secretary

WITNESS:	RORY G. RITRIEVI

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release Agreement”) is made as of this ___ day of _________, 20__, by and between MID PENN BANCORP, INC., a Pennsylvania business corporation (the “Corporation”), MID PENN BANK, a federally chartered stock savings bank (the “Bank”), and RORY G. RITRIEVI, an adult individual (“Executive”).  Capitalized terms not defined in this Release Agreement shall have the meanings ascribed to them under the agreement between the Employer and the Executive, dated _____________, 2016, (the “Employment Agreement”).  In consideration of the mutual agreements set forth below and intending to be legally bound, the Executive and the Employer hereby agree as follows:

1.  General Release.

a.  In consideration of the payments and benefits required to be provided to the Executive under the Employment Agreement other than the Executive’s accrued but unpaid base compensation and any accrued but unpaid or otherwise vested benefits under any benefit or incentive plan determined at the time of the Executive’s termination of employment (such payments and benefits, the “Post-Termination Payments”) and after consultation with counsel, the Executive, for himself and on behalf of each of the Executive’s heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally releases and forever discharges the Employer and its affiliated companies, and each of its officers, employees, directors, shareholders, and agents (collectively, the “Releasees”) from any and all claims (including claims for attorney’s fees), actions, causes of action, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local, or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer, or director of the Employer and any of its affiliates, or the termination of the Executive’s service in any and all of such relevant capacities or (ii) the Employment Agreement; provided, however, that the release set forth in this Section shall not apply to (x) the payment and/or benefit obligations of the Employer or any of its affiliates, (collectively, the “Employer Group”) under the Employment Agreement, (y) any Claims the Executive may have under any plans or programs not covered by the Employment Agreement in which the Executive participated and under which the Executive has accrued and become entitled to a benefit, and (z) any indemnification or other rights the Executive may have under the Employment Agreement or in accordance with the governing instruments of any member of the Employer Group or under any director and officer liability insurance maintained by the Employer or any such group member with respect to liabilities arising as a result of the Executive’s service as an officer and employee of any member of the Employer Group or any predecessor thereof.  Except as provided in the immediately preceding sentence, the Releasors further agree that the Post-Termination Payments shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Employer or any member of the Employer Group arising out of the Executive’s employment relationship under the

Employment Agreement and the Executive’s service as an employee, officer or director of the Employer or a member of the Employer Group under the Employment Agreement or the termination thereof, as applicable.

2.  Specific Release of Claims.  In further consideration of the Post-Termination Payments, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have in connection with the Executive’s employment or termination of employment, arising under:

a.  Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act of 1990 (“ADA”), the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993 (“FMLA”), the Genetic Information Non-Discrimination Act of 2008 (“GINA”) and any similar federal, state or local laws, including without limitation, the Pennsylvania Human Relations Act, as amended and any other non-discrimination and fair employment practices laws of any state and/or locality in which the Executive works or resides, all as amended; and

b.  the Fair Credit Reporting Act (“FCRA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”).

Notwithstanding anything contained herein to the contrary, no portion of any release contained in any Section of this Release Agreement shall release the Employer or the Employer Group from any Claims the Executive may have for breach of the provisions of this Release Agreement or to enforce this Release Agreement, that arise after the date of this Release Agreement, or to challenge the validity of the Executive’s release of ADEA Claims.

By signing this Release Agreement, the Executive hereby acknowledges and confirms the following:  (i) the Executive was advised by the Employer or his then employer in connection with his termination of employment or retirement to consult with an attorney of his choice prior to signing this Release Agreement and to have such attorney explain to the Executive the terms of this Release Agreement, including, without limitation, the terms relating to the Executive’s release of Claims arising under this Section, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release Agreement prior to its signing; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release Agreement.

3.  No Assignment of Claims.  The Executive represents and warrants that he has not assigned any of the Claims being released hereunder.

4.  Complaints.  The Executive affirms that he has not filed any complaint against any Releasee with any local, state or federal court and agrees not to do so in the future, except for Claims challenging the validity of the release of ADEA Claims.  The Executive affirms further that he has not filed any claim, charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or any state or local agency authorized to investigate charges or complaints of unlawful employment discrimination (together, “Agency”). The Executive understands that nothing in this Release Agreement prevents him from filing a charge or complaint of unlawful employment discrimination with any Agency or assisting in or cooperating with an investigation of a charge or complaint of unlawful employment discrimination by an Agency, provided however that, the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge, complaint or proceeding and disclaim entitlement to any such relief.  Furthermore, if any Agency or court has now assumed or later assumes jurisdiction of any claim, charge or complaint on the Executive’s behalf against any Releasee, the Executive will disclaim entitlement to any relief.

5.  Revocation.  This Release Agreement may be revoked by the Executive within the seven-day period commencing on the date the Executive signs this Release Agreement (the “Revocation Period”).  In the event of any such revocation by the Executive, all obligations of the parties under this Release Agreement shall terminate and be of no further force and effect as of the date of such revocation.  No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Employer prior to the expiration of the Revocation Period.  In the event of revocation, the Executive shall not be entitled to the Post-Termination Payments, the receipt of which is conditioned on the Executive’s execution of this Release Agreement.

6.  Cooperation.  The Executive agrees to cooperate with the Employer’s reasonable requests with respect to all matters arising during or related to his employment about which he has personal knowledge because of his employment with the Employer, including but not limited to all matters (formal or informal) in connection with any government investigation, internal Employer investigation, litigation (potential or ongoing), administrative, regulatory, or other proceeding which currently exists, or which may have arisen prior to or arise following the signing of this Release Agreement.  Employer agrees to provide the Executive with reasonable advance notice of such requests and to accommodate Executive’s schedule.  The Executive understands that the Employer agrees to reimburse Executive for his reasonable out-of-pocket expenses (not including attorney’s fees, legal costs, or lost time or opportunity) incurred in connection with such cooperation.

7.  No Admission of Liability.  The Executive agrees that this Release Agreement does not constitute, nor should it be construed to constitute, an admission by the Employer of any violation of federal, state, or local law, regulation, or ordinance, nor as an admission of liability under the common law or for any breach of duty the Employer owed or owes to the Executive.

8.  Representations and Warranties.  The Executive acknowledges and agrees that, except as disclosed on a disclosure schedule to be provided at the time of execution of this Release Agreement, (i) he is not aware of nor has he reported any conduct by any of the Releasees that violates any federal, state, or local law, rule, or regulation, (ii) he has not been denied any rights or benefits under the Family and Medical Leave Act of 1993 (“FMLA”) or any state or local law, act, or regulation providing for family and/or medical leave or been discriminated against in any way for exercising his rights under these laws, and (iii) in connection with offering the Post-Termination Payments, the Employer has not provided to the Executive, and has no obligation to provide to the Executive, any material non-public information as defined in applicable federal securities laws, concerning the Employer.

9.  Confidentiality.  The Executive agrees to maintain as confidential, the terms and contents of this Release Agreement, and the contents of the negotiations and discussions resulting in this Release Agreement, except (i) as needed to obtain legal counsel, financial, or tax advice, (ii) to the extent required by federal, state, or local law or by order of court (iii) as needed to challenge the release of ADEA Claims or to participate in an Agency investigation, or (iv) as otherwise agreed to in writing by an officer of the Employer.  The Executive agrees that before he seeks legal counsel or financial or tax advice, he will secure an agreement from such counsel or advisors to adhere to the same confidentiality obligations that apply to him.  The Executive agrees not to discuss either the existence of or any aspect of this Release Agreement with any employee or ex-employee of the Employer.

10.  Successors.  This Release Agreement is for the benefit of and is binding upon the Executive and his heirs, administrators, representatives, executors, successors, beneficiaries and assigns, and is also for the benefit of the Releasees and their successors and assigns.

11.  Violation.  If the Executive violates Sections 1 or 2 of this Release Agreement, the Employer will be entitled to the immediate repayment of the Post-Termination Payments.  The Executive agrees that repayment will not invalidate this Release Agreement and acknowledges that he will be deemed conclusively to be bound by the terms of this Release Agreement and to waive any right to seek to overturn or avoid it.  If the Executive violates Sections 1 or 2 of this Release Agreement before all of the Post-Termination Payments have been provided, the Employer may discontinue any unpaid conditional payments and benefits.

12.  Additional Damages Available for Violation.  The Executive agrees that the Employer will maintain all rights and remedies available to it at law and in equity in the event the Executive violates any provision of this Release Agreement.  These rights and remedies may include, but may not be limited to, the right to bring court action to recover all consideration paid to the Executive pursuant to this Release Agreement and any damages the Employer may suffer as a result of such a breach.

13.  Entire Agreement and Amendment.  This Release Agreement, together with the Employment Agreement as it may be amended from time to time, contains and constitutes the entire understanding and agreement between the parties hereto with respect to the Executive’s severance benefits and waiver and release of Claims against the Employer Group and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.  This Release Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties and their respective agents, assign, heirs, executors, successors, and administrators.  No delay or omission by the Employer in exercising any right under this Release Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Employer on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.  Applicable Law.  This Release Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles, and except as preempted by federal law.  Should any provision of this Release Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term, or provision will be deemed not to be a part of this Release Agreement.

15.  Assignment.  The Executive’s rights and obligations under this Release Agreement shall inure to the Executive’s benefit and shall bind the Executive, his heirs, administrators, representatives, executors, successors, beneficiaries and assigns.  The Employer’s rights and obligations under this Release Agreement shall inure to the benefit of and shall bind the Employer, its successors and assigns.  The Executive may not assign this Release Agreement.  The Employer may assign this Release Agreement, but it may not delegate the duty to make any payments hereunder without the Executive’s written consent, which shall not be unreasonably withheld.

16.  Severability.  If any provision of this Release Agreement is held unenforceable by a court of competent jurisdiction, all remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

17.  Notices.  Any notice required to be provided to the Executive hereunder shall be given to the Executive in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Executive at the address of record with the Employer, or at such other place as the Executive may from time-to-time designate in writing.  Any notice which the Executive is required to give to the Employer hereunder shall be given in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Senior Human Resources Officer at its principal office.  The dates of mailing any such notice shall be deemed to be the date of delivery thereof.

The Executive is hereby advised that the Executive has up to twenty-one (21) calendar days to review this Release Agreement and that the Executive should consult with an attorney of the Executive’s choice prior to execution of this Release Agreement.

The Executive agrees that any modifications, material or otherwise, made to this Release Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration.

Statement by the Executive who is signing below.  By signing this Release Agreement, I acknowledge that the Employer has advised and encouraged me to consult with an attorney prior to executing this Release Agreement.  I have carefully read and fully understand the provisions of this Release Agreement and have had sufficient time and opportunity (over a period of 21 days) to consult with my personal tax, financial and legal advisors prior to executing this Release Agreement, and I intend to be legally bound by its terms.

IN WITNESS WHEREOF, the parties, intending to be legally bound have executed this Release Agreement on the day and year first above written.

ATTEST:	MID PENN BANCORP, INC.

By:
Secretary

ATTEST:	MID PENN BANK

By:
Secretary

WITNESS:	RORY G. RITRIEVI